Exhibit 10.16

December 19, 2025

Mr. Michael Wise

[Address]

Subject: Promotion

Dear Mike,

It is with great pleasure that we offer you the position of Senior Vice President and Chief Operating Officer with Old Dominion Electric Cooperative (ODEC).

Effective January 1, 2026, you will continue to report to Chris Cosby, President and Chief Executive Officer. Your base salary will be $21,049.31 gross per pay period. Your responsibilities and salary may be subject to periodic review and modification in accordance with ODEC’s operational needs. Your employment with ODEC is at-will and indefinite.

This offer is made on the condition that you accept it by signing and returning the enclosed copy to me, and that you agree to commence your duties on January 1, 2026.

Sincerely,

/s/ Crystal Smith

Crystal Smith

Vice President of Human Resources

AGREED TO AND ACCEPTED BY:

/s/ Michael Wise	Dated:	Dec 19, 2025
Michael Wise